Exhibit 99.1

Onconetix Announces Successful Clinical Validation of its Innovative Prostate Cancer Test Proclarix in a Danish cohort

CINCINNATI, March 24, 2025 (GLOBE NEWSWIRE) -- Onconetix, Inc., (Nasdaq: ONCO) (“Onconetix” or the “Company”), (formerly Blue Water Biotech, Inc. (BWV)), a cancer diagnostics company focused on the research, development and commercialization of innovative solutions for oncology, today announced that new clinical data of Proclarix® was presented on March 23, 2025 during the 2025 European Association of Urology (EAU) congress, which data further demonstrates the strong clinical performance of Proclarix® in a Danish cohort.

The primary approach for early detection of prostate cancer is through testing serum levels of prostate-specific antigen (PSA). However, given the limited cancer specificity of PSA, Proclarix® is addressing the urgent need for improved diagnosis by lowering the burden of potential over-detection of clinically insignificant prostate cancer resulting in unnecessary biopsies.

In the study presented, Proclarix® was evaluated in prospectively collected samples from 808 patients with suspected prostate cancer. In the challenging subpopulation including 371 patients with an enlarged prostate and thus frequently presenting elevated PSA levels leading to false-positive results, a negative Proclarix test resulted in a probability of 5% or less for clinically significant cancer outperforming other diagnostic tools like %fPSA (14%, p=0.028) and the ERSPC (European Randomised Study of Screening for Prostate Cancer) risk calculator (20%, p=0.026). Proclarix avoided most biopsies (22%) and missing the least significant cancers (3 out of 101 patients). In the extended population including 654 patients with a PSA level of 2-20 ng/ml, the clinical performance of Proclarix® was confirmed with a sensitivity of 96% and a significantly higher (p<0.001) specificity compared to both %fPSA and ERSPC risk calculator.

Primary investigator and presenter of the study, Ahmed H. Zedan, MD, PhD from Lillebaelt Hospital - University Hospital of Southern Denmark said: “Proclarix can be safely used to reduce performed biopsies by ruling out patients with clinically insignificant or no prostate cancer and by minimizing the risk of missing clinically significant cancer”.

About Proclarix®

Proclarix® is CE-certified under In Vitro Diagnostic Regulation (“IVDR”) and indicated for prostate cancer diagnosis in patients with normal digital rectal exam (DRE), enlarged prostate volume and elevated levels of PSA at 2-10 ng/ml. Proclarix® is a risk score combining in-vitro assays for the quantitative detection of biomarkers with a proprietary algorithm to assess a patient’s risk of having clinically significant prostate cancer. Detection of prostate cancer-related biomarkers in blood serum using the Proclarix® risk score has been demonstrated in multiple clinical studies to be a reliable indicator of the presence of clinically significant prostate cancer. Proclarix® is included in both the European (EAU) and American (AUA) guidelines.

About Onconetix, Inc.

Onconetix is a commercial stage biotechnology company focused on the research, development and commercialization of innovative solutions for men’s health and oncology. Through our recent acquisition of Proteomedix, we own Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union (“EU”) under the IVDR, which we anticipate will be marketed in the U.S. as a lab developed test (“LDT”) through our license agreement with Labcorp. We also own ENTADFI, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia (“BPH”), a disorder of the prostate. For more information, visit www.onconetix.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements (including, without limitation, the anticipated results of the Company’s sales and marketing efforts for its commercial stage products as described herein) are based on Onconetix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, market and other conditions; risks related to Onconetix’s ability to commercialize or monetize Proclarix and integrate the assets and commercial operations acquired in the share exchange with Proteomedix; risks related to the Company’s present need for capital to commercially launch Proclarix and have adequate working capital; risks related to Onconetix’s ability to attract, hire and retain skilled personnel necessary to commercialize and operate the Company’s commercial products; the failure to obtain and maintain the necessary regulatory approvals to market and commercialize Onconetix’s products; risks related to the Company’s ability to obtain and maintain intellectual property protection for its current products; whether the Company will be able to maintain compliance with Nasdaq’s applicable listing criteria and the effect of a delisting from Nasdaq on the market for the Company’s securities; and the Company’s reliance on third parties, including manufacturers and logistics companies. As with any commercial-stage pharmaceutical product or any product candidate under clinical development, there are significant risks in the development, regulatory approval and commercialization of biotechnology products. Onconetix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Onconetix’s Annual Report on Form 10-K, filed with the SEC on April 11, 2024 and periodic reports filed with the SEC on or after the date thereof. All of Onconetix’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

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Onconetix, Inc.
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Phone: (513) 620-4101

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Email: investors@onconetix.com